EXHIBIT 99.2

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment second quarter 2006 results conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Mr. Bob Higgins, Chairman and CEO of Trans World Entertainment. Mr. Higgins, you may begin.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

Thank you. Good morning everyone. On the call with me today are Jim Litwak, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer.

Today we will discuss our second-quarter results, provide an update on our recent acquisition of Musicland stores, and discuss our outlook for the remainder of the year. We will then take questions following our comments.

Our second-quarter results were as expected, with DVD, electronics, games, accessories, and used categories all having positive comps, and music continuing to decline.

The Musicland stores performed as expected and have been integrated into our store base. We have installed our POS register system in all stores, and will finish taking physical inventory by the end of next week to ensure appropriate product selection. Also next week, we'll begin converting Musicland's loyalty program members to our Backstage Pass program. We believe this will help drive sales in these stores in the second half of the year.

We also reopened six former Media Play locations as f.y.e Superstores. These were six of their best performing stores from the Media Play chain. These are large stores, averaging about 50,000 square feet, and if successful, will allow us to expand into a Superstore format that effectively captures the market -- in this case, Buffalo and Salt Lake City.

Jim will now take you through the sales highlights for the second quarter.

Jim Litwak - Trans World Entertainment Corporation - President and COO

Thank you, Bob. Good morning. Total sales for the quarter increased 18% to 298 million, driven by the newly acquired Musicland stores.

Comparable store sales in the second quarter decreased 7%. Comparable sales for mall stores were down 5% and freestanding stores decreased 10%.

As we review the results of the second quarter, you will see that we are changing our product mix to better reflect the taste of our customer.

Our total music business, which includes CD, cassette and singles, was down 5%, with a 16% decrease in comp stores, and represented 47% of our business, down from 58% last year, reflecting the changing merchandise mix in our stores as we emphasize growth sectors of the business.

Total DVD sales increased 62%, driven by the newly acquired Suncoast stores. Comparable store sales increased 6%. Our total video business, including VHS, increased 1% on a comparable basis and 52% overall, and represented 35% of our business, up from 27% last year. DVD new releases performed as expected, driven by High School Musical, Underworld Evolution, and Final Fantasy 7.

Total game sales increased 38%, and comparable store sales in the games category increased 10% and represented 7% of our business for the quarter, compared to 6% last year. Video game titles that performed well during the quarter included Grand Theft Auto and Super Mario.

Comparable store sales for the remaining categories, including electronics, boutique and accessories, increased 10% on a combined basis and represented 11% of our business in the quarter versus 9% last year.

Q2 2006 Trans World Entertainment Corp. Earnings Conference Call

More specifically, in the electronics division, we saw a total sales increase of 35%, with comps up 10%. We have begun to execute our strategy to increase our presence in both the mobile category and MP3 players. And in the accessories category, sales were up 41%, with a 25% comp sales increase, as the customers purchased all the fun gadgets to go with our improved electronics assortment. This was the second consecutive quarter of positive comps in these categories.

Looking ahead briefly to the back half of the year, we expect stronger music releases from such artists as Janet Jackson, OutKast, Diddy, Beyonce, Justin Timberlake, Ludacris, and Jay-Z.

In the DVD category, new titles are expected to include Pirates of the Caribbean, Over the Hedge, X-Men 3, The DaVinci Code, and Cars. The back half of the year DVD will be driven by the success of the theatrical releases year-to-date, which are estimated to be about 5% better than last year.

For games, the second half of the year will be driven by the release of PlayStation 3 and an improved in-stock position on Xbox 360.

John will now take you through the financial results of our second quarter.

John Sullivan - Trans World Entertainment Corporation - CFO

Thank you, Jim. Good morning. Our net loss for the quarter was $7.7 million, or $0.25 per share. Our loss before the extraordinary gain was 10.2 million, or $0.33 per share. Last year's net loss was 7 million, or $0.21 per share.

Our gross margin rate for the quarter decreased to 35.6%, from 36.7% last year. The margin rate was impacted by competitive pricing on new releases in music and DVD.

SG&A expense as a percentage of sales was 40.2% compared to 37.4% last year. SG&A dollars were 119.8 million, an increase of 25 million compared to last year's 94.8 million. As I mentioned before, SG&A expenses include the Musicland acquisition integration costs of about 4.4 million, which is impacting the rate of sales by about 150 basis points.

Interest expense was 1.6 million in the quarter versus 361,000 last year. The increase was due to increased borrowings to fund the Musicland acquisition.

Other income for the quarter included a gain of $3.5 million related to a sale of an investment. The 3.5 million in income impacted both the pre-tax loss and after-tax loss by the same amount, as the transaction was non-taxable.

We ended the quarter with borrowings under our line of credit of just under $41 million, reflecting the impact of the Musicland acquisition. Last year our invested cash balance was 34 million.

Our quarter-end inventory position was 505.5 million versus last year's 401.1 million. On a square foot basis, this was $80 a foot versus $81 a foot last year.

At the end of the first quarter, with the acquisition of Musicland just completed, we had $93 per foot, and it brought our inventory level back in line during the second quarter.

During the quarter we opened 12 new stores, relocated three stores and closed 28. We ended the quarter with 1091 stores in operation and square feet totaling 6.3 million, versus last year's 4.9 million.

I will turn it over to Bob complete our comments.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

Thanks, John. Although our results year-to-date have not been up to our standards, we continue our strategic move towards becoming a customer-focused company that provides all things entertainment. Let me recap for you our 10 key strategic initiatives for 2006 and provide an update on our progress since the first quarter.

Q2 2006 Trans World Entertainment Corp. Earnings Conference Call

Number one, we are remixing our product offering to better serve our customers by increasing DVD, games and electronics, while reducing VHS and cassette. As you can see by our results for the second quarter, we've made significant progress on this initiative.

We are adding new businesses, including MP3 players, mobile phones and digital downloads. Our acquisition of Mix & Burn has accelerated our timetable for in-store digital downloading. In fact, we'll be testing digital downloading in stores by the end of the third quarter. We are currently developing a digital video solution which will be launched in 2007.

We are segmenting our customer -- number three, we're segmenting our customer marketing so that our promotions are more efficient and effective in driving sales.

We're investing in -- number four, we're investing in and building our online commerce channel. During the second quarter we selected a new service for provider and are looking to roll out a new fye.com Website for this year's holiday season.

Number five, we are intensifying our customer relationship program through a stronger loyalty program reaching over 1 million members. As mentioned earlier, we are in the process of converting Musicland's Replay members to our Backstage Pass program. We expect to begin direct marketing and offering special programs to Backstage Pass members for the all-important fourth quarter.

Number six, we are strengthening our brand. During the second quarter we began the process of prioritizing our stores for conversion and will begin converting stores later this year. By the end of 2007, we will have over 900 f.y.e stores nationwide.

Number seven, we are building our in-store selling culture. Recently we held training sessions for a number of regional and district managers designed to improve our interaction with customers. The program was so successful and well received that we have moved up our timetable for the balance of the Company. By the end of the third quarter, all of our field associates will have completed the training.

Number eight, we are enhancing our in-store appearance. For this year's holiday season, we are incorporating new window and front-of-store displays. These displays will allow us to offer the customer a great value in various categories we carry.

Number nine, we are leveraging our cost structure across a larger footprint.

And ten, we're acquiring strategic assets to accelerate our growth, as seen by our Musicland and Mix & Burn acquisitions in the first quarter of this year.

As you can see, we are taking an aggressive approach to adapting our business to a changing environment. We are focused on the future and fully expect to see the benefits of our many initiatives in this year's all-important holiday season.

With that I would like to thank you and open up the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Edward Yruma, J.P. Morgan.

Edward Yruma - J.P. Morgan - Analyst

It looks like you have significantly easier music comparisons in the back half of the year and somewhat positive commentary on the release schedule. Do you think that this will allow you to comp that positively?

Jim Litwak - Trans World Entertainment Corporation - President and COO

I don't want to say comp positively, because I think that's tough in regards to the music business right now. But our music comps for the second half of the last year -- they were definitely poor. I think in the fourth quarter last year we were down 14% on a comp basis in music. So that certainly gives us a little leeway and some comfort.

I will tell you that the new release schedule, from what we're hearing -- and it's not confirmed yet -- that looks pretty good. But I will also tell you that we're being very, very aggressive in terms of promoting the rest of the music category for the fourth quarter. And for the first time we're really seeing that the labels are stepping up to the plate and being aggressive with us and supporting us with some very strong promotional activity. So I guess that was a long way of saying that I feel better about how we're going to drive the music business for the latter half of the year.

Edward Yruma - J.P. Morgan - Analyst

It looks like you're making some nice momentum in the game business. Are you comfortable right now with your Xbox 360 and Nintendo DSL inventories, or are you still a tad light there?

Jim Litwak - Trans World Entertainment Corporation - President and COO

I'm comfortable with 360. Nintendo, that's been a smaller business for us. We certainly could go for more product there. But really the two drivers for us in the game category is Xbox 360 and Sony PlayStation. Clearly we're going to have -- we are in great inventory shape now with 360, and going forward, that's going to be very strong for the fourth quarter, for the third and fourth quarters. And the PlayStation 3, we're excited about that, too, because we always have a good relationship with that vendor, and we get good support with them. And that's probably our biggest growth opportunity there. So games was very good.

But understand, DVD looks really exceptional, too. We're very excited about that. We continue to outpace the industry on the DVD side of the business. We have for the first half of the year, and we've done that with a new release schedule that has not been good. For the second half of the year we're going to be very aggressive promotionally, and the new release schedule looks very good.

Our strategy has been to continue to grow all these businesses, and we're seeing traction in every one of them. Used has done well. Electronics has done well. Accessories has done well. DVD has done well. Games has done well. And that gives us a very good feeling for the second half of the year, and we're being very, very aggressive. I will tell you we're being very, very aggressive for the fourth quarter.

Bob alluded to the fact that we are changing out the front of the stores. We're going to have some new fixtures in there. The front windows are going to really display a whole gift-giving strategy that we're aggressively going after. We are strengthening our marketing campaign by expanding the way we utilize the different channels. So we think that we're really supporting it from every different angle of how we want to drive the business, and we're being more aggressive with music because the labels are supporting us.

Edward Yruma - J.P. Morgan - Analyst

My final question. You're obviously seeing weaker comps in your freestanding stores. Is this causing you to change your posture in terms of timing on (indiscernible) branding, or kind of change anything kind of in (indiscernible) execution on that front? Thank you.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

I'd say just because the comps have been weaker on the freestanding stores, that's not changing our strategy on branding at all. We've got our strategy laid out and the timing of the branding, and we're moving along with that timetable.

Jim Litwak - Trans World Entertainment Corporation - President and COO

I think if anything it strengthens -- the f.y.e name is showing that it has more and more traction. And the faster we can get our freestanding stores to the f.y.e name, the better off we're going to be, and support our goal of being a national retailer with one name.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

One of the things that's made a difference in the comps in those two divisions is we've got a better advertising program this year for the f.y.e stores, and definitely that is driving some of those comps.

Operator

Ian Corydon, B. Riley & Co.

Ian Corydon - B. Riley & Co - Analyst

I have a couple of questions. First, where do you see your comps for Q3 and Q4?

John Sullivan - Trans World Entertainment Corporation - CFO

Back to the second quarter -- I think in the first quarter when we had our call, when we were expecting positive comps in both the third and the fourth quarter, and in the second quarter were going to improve to what I thought would be a negative -- low negative single digit. Having come in at a minus seven, music continuing to drag, I think we'll see that kind of a negative performance in the third quarter. I think the other businesses will help mitigate, so we'll be in the low single digits in the third quarter. And we're looking forward to a positive comp in the fourth quarter with all the activity that we have.

Ian Corydon - B. Riley & Co - Analyst

What was the used sales increase year-over-year?

John Sullivan - Trans World Entertainment Corporation - CFO

Just give me a minute on that. It was up 12%.

Ian Corydon - B. Riley & Co - Analyst

And then, on the music and DVD side, could you just talk about where your average selling price is, kind of the trend in average selling prices for catalog versus new releases?

Jim Litwak - Trans World Entertainment Corporation - President and COO

The trend -- on the music side it continues to decline for both catalog and new releases. Clearly you see what's going on in the industry with regards to new releases, where it seems like $9.99 for the most part is the price point that you have to have for [at least] important new releases, at least for the first few days.

For catalog, because the labels are being more aggressive in regards to understanding better that they have to devalue the price of the catalog in order to be competitive with other entertainment products, we're seeing that really come alive. And frankly I will tell you that every single major distribution company that we met with at (indiscernible), which is the music convention a couple weeks of ago, has very strong initiatives to continue to devalue that product.

On the DVD side it's a little bit different, because you clearly have catalog product continuing to be devalued, and they're very aggressive in regards to that. But you've also got this other category called TV on DVD, which we are very -- we have a strong market share on that, and that helps stabilize our average price.

Ian Corydon - B. Riley & Co - Analyst

Can you give us the magnitude of ASP declines in music, or is that too much info?

Jim Litwak - Trans World Entertainment Corporation - President and COO

I'd say in music it's probably 5 to 8%. For us, for video, we're actually slightly ahead because of the mix.

Ian Corydon - B. Riley & Co - Analyst

Last question. Could you just talk about gross margin in the other category, how that's looking?

John Sullivan - Trans World Entertainment Corporation - CFO

I would say I think you're going to see the third quarter play out similar to the second quarter. And the gross margin for the year, because we do get a change in mix in the fourth quarter, I think we'll play out in that 34 to 35% range.

Ian Corydon - B. Riley & Co - Analyst

Q3 similar to Q2, and then 34 to 35 for the year?

John Sullivan - Trans World Entertainment Corporation - CFO

Yes.

Ian Corydon - B. Riley & Co - Analyst

In the other category specifically, talk about how your gross margins look in that category.

John Sullivan - Trans World Entertainment Corporation - CFO

By category?

Ian Corydon - B. Riley & Co - Analyst

I'm just asking for the other category that includes electronics and accessories.

John Sullivan - Trans World Entertainment Corporation - CFO

We don't specifically disclose that.

Operator

Joe Gomes, McGinn Smith.

Joe Gomes - McGinn Smith - Analyst

The Musicland -- you guys finished completing closings of whatever Musicland stores you're looking to close by now?

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

Yes. We basically might have a few closing over the next month or so. But basically, until the January of '07 timeframe, we've finished anything we're going to close. And we've got a number that we're reopening that have already been closed by Musicland.

Joe Gomes - McGinn Smith - Analyst

Okay. And LVS -- I don't know if you can talk a little bit about that, about how that rollout is going, if you're seeing any traction with the listening and viewing stations.

Jim Litwak - Trans World Entertainment Corporation - President and COO

We're rolling out the LVS [story], which is our latest version. That should be complete pretty -- I would say pretty soon at this point, in terms of getting that into all the stores.

John Sullivan - Trans World Entertainment Corporation - CFO

It's just about (indiscernible)

Jim Litwak - Trans World Entertainment Corporation - President and COO

Right. We've added the freestanding stores in regards to it. We think that it's a great customer experience. I know that when we looked at it, I guess, years ago, you saw that -- you felt it [put out] a few points in regards to the comp when we did that analysis. [But we see more importantly] the customer wants more and more information, and this continues to be able to give them that. What's really interesting is that as we start to test this digital download solution in our stores by the end of this year, we're eventually looking to tie that into the LVS system as well, which could be quite unique.

Operator

Edward Woo, Wedbush Morgan.

Edward Woo - Wedbush Morgan - Analyst

I had a question. Have you guys noticed anything regarding competitive environment regarding -- some of the -- on financial (indiscernible) regarding Tower Records?

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

It's quite widespread that Tower has got some major financial difficulties right now. There has been a lot of press on that, which, being in California, you probably see more than we even see. But there's been a lot of press on it.

Edward Woo - Wedbush Morgan - Analyst

And do you think that would be possibly possible -- a company of interest for you guys?

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

We never talk about acquisitions and what our plans are with any acquisition. As you're well aware, we look at most things when they're available. And if the situation is something that makes sense to us, we would pursue it.

Edward Woo - Wedbush Morgan - Analyst

That's good. But you don't see any dramatic changes in their discounting or sales promotions?

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

No. You mean at the Tower level?

Edward Woo - Wedbush Morgan - Analyst

Yes.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

No. The only thing they have done recently -- and it was in the New York Times and probably in the LA Times, too -- they ran a buy four get one free. And a lot of people are multiple buyers in a store like a Tower, so it might have been a good promotion for them. But that they started, I think, a couple of weeks ago. And I know (indiscernible) on it this past Sunday.

Edward Woo - Wedbush Morgan - Analyst

Great. I had another question. There was no mention of guidance. Can we assume that guidance would remain the same for the year?

John Sullivan - Trans World Entertainment Corporation - CFO

From an earnings point of view, I'm still comfortable with our previous range of $0.10 to $0.20. As I mentioned before, I think the third quarter will play out similar to the second quarter. I would plan on one exception; that's on the 4.4 million in transition costs that we incurred the second quarter. That will be certainly less in the third quarter. We've got most of that behind us, so that would be somewhere around $1 million. And obviously, we had the onetime gain from the sale of the investment in the second quarter.

Edward Woo - Wedbush Morgan - Analyst

Great. I had a further question on the transition cost. Is that pretty much nonrecurring as we build out our models going forward?

John Sullivan - Trans World Entertainment Corporation - CFO

Yes it is. That's what it takes to operate basically two home offices as you're integrating the acquisition, which usually takes 90 to 120 days.

Edward Woo - Wedbush Morgan - Analyst

Great. The last question I have is -- do you have any more details on exactly when will the investment be sold?

John Sullivan - Trans World Entertainment Corporation - CFO

No.

Operator

[Andrew Levy], Hawkeye Capital.

Andrew Levy - Hawkeye Capital - Analyst

Good morning. Of the roughly 300 million in sales for the quarter, I guess, what percent of that was from Musicland?

John Sullivan - Trans World Entertainment Corporation - CFO

Musicland in the quarter contributed 63 million. And that's still on track for performing to a level of 290 million for the year, which I commented on at the first quarter call. So that's doing as expected.

Andrew Levy - Hawkeye Capital - Analyst

On the operating income line as well?

John Sullivan - Trans World Entertainment Corporation - CFO

Yes.

Operator

[Tyne Brown], [News UC Limited].

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

I think they're only in a listen-only mode. The call should only be open to analysts' questions.

Operator

Yes sir. (OPERATOR INSTRUCTIONS). [Tina Brown], [New Music London].

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

Operator, the press is in a listen-only mode. The call should only be coming through from analysts.

Operator

I'm sorry, sir. At this time I'm showing no further questions.

Bob Higgins - Trans World Entertainment Corporation - Founder, Chairman and CEO

I'd like to thank everybody for their time today. We look forward to talking to you at the end of our third quarter, and look forward to sharing our results with you at that time and how we're doing on our initiatives for the year. Thank you very much for your time this morning. Thank you, Michael.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may all disconnect.